Exhibit 99.1

MARA Reports Second Quarter 2024 Results

– Revenues Increase 78% to $145.1 Million

– Fair Market Value Loss of $148.0 Million, Resulting in Net Loss of $199.7 Million, or $0.72 Loss per Diluted Share

– Adjusted EBITDA Decreases to a Loss of $85.1 Million

Fort Lauderdale, FL – August 1, 2024 – MARA (NASDAQ:MARA) (“MARA” or the “Company”), a global leader in leveraging digital asset compute to support the energy transformation, reported its financial and operational results for the quarter ended June 30, 2024.

Second Quarter 2024 Financial and Operational Highlights

–	Energized hash rate increased 78% to 31.5 EH/s in Q2 2024 from 17.7 EH/s in Q2 2023
–	Produced 2,058 bitcoin (“BTC”) during Q2 2024, a 30% decrease from Q2 2023
–	Revenues increased 78% to $145.1 million in Q2 2024 from $81.8 million in Q2 2023
–	Net loss increased to $199.7 million, or $0.72 loss per diluted share, in Q2 2024 from a net loss of $9.0 million, or $0.07 loss per diluted share, in Q2 2023. Net loss includes $148.0 million loss on fair value of digital assets.
–	Adjusted EBITDA decreased to a loss of $85.1 million in Q2 2024 from $35.8 million in Q2 2023
–	Combined unrestricted cash and cash equivalents and BTC increased to $1.4 billion as of June 30, 2024
–	Organized the company into three strategic business teams – Utility Scale Mining, Energy Harvesting, and Technology – to better align MARA’s internal structure with its pursuit of growth opportunities
–	Successfully acquired and closed the Garden City data center in Texas
–	Signed a partnership with the government of Kenya aimed at developing underutilized energy assets
–	Diversified the Company’s portfolio of digital asset compute through the successful launch of Kaspa mining operations

Management Commentary

“During the second quarter of 2024, our BTC production was impacted by unexpected equipment failures and transmission line maintenance at the Ellendale site operated by Applied Digital, increased global hash rate, and the April halving event,” said Fred Thiel, MARA’s chairman and chief executive officer. “However, I’m pleased to report that transformer issues at the Ellendale site were mitigated and remediated post quarter end, and our hash rate recovery effort is complete. We reached an all-time high installed hash rate of 31.5 exahash in the second quarter and continue to target 50 exahash of energized hash rate by the end of 2024 with additional growth in 2025.

“We are beginning to lay the foundation for MARA to become a globally diversified company that leverages digital asset compute to build a more sustainable and inclusive future. During the quarter, we organized the internal structure of the business to better align with our growth opportunities, sharpen our strategic focus, bolster accountability, and accelerate our speed and agility as we scale. MARA is now a streamlined organization consisting of three specialized business teams: Utility Scale Mining, Energy Harvesting, and Technology.

“Revenues increased 78% to $145 million for the quarter compared to the second quarter of 2023 as we produced 2,058 BTC, an average of 23 BTC a day. We ended the quarter with 18,488 BTC on the balance sheet and subsequently purchased an additional $100 million worth of BTC. Our holdings now exceed 20,000 BTC. We recently announced a shift in our treasury policy and adopted a full HODL approach to retain all BTC going forward, reflecting our confidence in the long-term value of BTC and our belief that it is the world’s best treasury reserve asset.”

Second Quarter 2024 Production Highlights

	Year-Over-Year Comparison			Prior Quarter Comparison
Metric(1)	Q2 2024	Q2 2023	% Δ	Q2 2024	Q1 2024	% Δ
BTC Produced	2,058	2,926	(30)%	2,058	2,811	(27)%
Average BTC Produced per Day	22.9	32.2	(29)%	22.9	30.9	(26)%
Share of available miner rewards (1)	3.7%	3.3%	NA	3.7%	3.1%	NA
Energized Hash Rate (EH/s) (2)	31.5	17.7	78%	31.5	27.8	13%
Average Operational Hash Rate (EH/s) (3)	24.0	12.1	98%	24.0	18.2	32%
Installed Hash Rate (EH/s) (4)	31.5	21.8	44%	31.5	27.8	13%

NA - Not applicable

1. Defined as the total amount of block rewards including transaction fees that MARA earned during the period divided by the total amount of block rewards and transaction fees awarded by the Bitcoin network during the period.

2. Defined as the amount of hash rate that could theoretically be generated if all miners that have been energized are currently in operation including miners that may be temporarily offline. Hash rates are estimates based on the manufacturers’ specifications. All figures are rounded.

3. Defined as the average hash rate that was actually generated during the period from all operational miners. All figures are estimates and are rounded.

4. Defined as the sum of energized hash rate (see above) and hash rate that has been installed but not yet energized. Hash rates are estimates based on the manufacturers’ specifications. All figures are rounded.

Second Quarter 2024 Financial Results

Net loss increased to $199.7 million, or $0.72 loss per diluted share, during the three months ended June 30, 2024, from a net loss of $9.0 million, or $0.07 loss per diluted share, in the same period last year. The decrease in earnings was primarily driven by the unfavorable fair value of digital assets from the newly adopted fair value accounting rules issued by the Financial Accounting Standards Board, ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets, which requires ongoing measurement of crypto assets to fair value.

Adjusted EBITDA decreased to a loss of $85.1 million in the second quarter of 2024 from a gain of $35.8 million in the second quarter of 2023. The $120.9 million decline was primarily driven by unfavorable fair value adjustments to digital assets of $148.0 million and lower production of BTC.

Revenues increased 78% to $145.1 million in the second quarter of 2024 from $81.8 million in the second quarter of 2023. The increase in revenue was primarily driven by a $78.6 million increase in the average price of BTC mined, partially offset by a $23.9 million decrease in BTC production, and the inclusion of $8.7 million in revenues generated from providing hosting services as a result of the acquisition of GC Data Center Equity Holdings, LLC in January 2024. The average price of BTC mined in the second quarter of 2024 was 136% higher than in the prior year period. Average daily BTC production was 22.9 BTC in the second quarter of 2024 compared to 32.2 BTC in the prior year period. The Company produced 868 less BTC in the three months ended June 30, 2024, compared to the prior year period, primarily due to the halving event in April 2024, increased global hash rate, and the impact of unexpected equipment failures at third-party operated sites and transmission line maintenance, partially offset by an improvement in average operational hash rate. Subsequent to June 30, 2024, the third- party equipment failure and transmission line maintenance was completely resolved.

The Company sold 51% of the BTC it produced during the quarter to fund operating costs.

Change in fair value of digital assets was a $148.0 million loss during the second quarter of 2024 compared to $25.2 million during the second quarter of 2023. The $173.2 million, or approximately 688% decrease, was primarily related to the unfavorable mark-to-market adjustment of digital assets and a decrease in BTC production due to the halving event in April.

Second Quarter 2024 Earnings Webcast and Conference Call

MARA will hold a webcast and conference call today, August 1, 2024, at 5:00 p.m. Eastern time to discuss its financial results for the quarter ended June 30, 2024.

To register to participate in the conference call or to listen to the live audio webcast, please use this link. The webcast will also be broadcast live and available for replay via the investor relations section of our website.

Earnings Webcast and Conference Call Details

Date: Thursday, August 1, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Registration link: LINK

If you have any difficulty connecting with the conference call, please contact MARA’s investor relations team at ir@mara.com.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under the heading “Risk Factors” in our most recent annual report on Form 10-K and any other periodic reports that we may file with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See “Forward-Looking Statements” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue,” “target” and similar expressions or variations or negatives of these words are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include, among other things, statements related to our strategy, future operations, growth targets, BTC treasury policy and the long-term value of BTC. Such forward-looking statements are based on management’s current expectations about future events as of the date hereof and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Subsequent events and developments, including actual results or changes in our assumptions, may cause our views to change. We do not undertake to update our forward-looking statements except to the extent required by applicable law. Readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements included herein are expressly qualified in their entirety by these cautionary statements. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors, including, but not limited to, the factors set forth under the heading “Risk Factors” in our most recent annual report on Form 10-K and any other periodic reports that we may file with the SEC.

About MARA

MARA (NASDAQ:MARA) is a global leader in digital asset compute that develops and deploys innovative technologies to build a more sustainable and inclusive future. MARA secures the world’s preeminent blockchain ledger and supports the energy transformation by converting clean, stranded, or otherwise underutilized energy into economic value.

For more information, visit www.mara.com, or follow us on:

Twitter: @MarathonDH

LinkedIn: www.linkedin.com/company/marathon-digital-holdings

Facebook: www.facebook.com/MarathonDigitalHoldings

Instagram: @marathondigitalholdings

MARA Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com

MARA Media Contact:

Email: marathon@wachsman.com

MARATHON DIGITAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2024	2023	2024	2023
Total revenues	$145,139	$81,759	$310,337	$132,891

Costs and expenses
Cost of revenues
Mining and hosting services	(93,887)	(55,222)	(184,098)	(88,599)
Depreciation and amortization	(87,808)	(37,275)	(165,803)	(55,008)
Total cost of revenues	(181,695)	(92,497)	(349,901)	(143,607)
Operating expenses
General and administrative expenses	(57,118)	(19,840)	(130,429)	(34,976)
Change in fair value of digital assets	(147,999)	25,162	340,808	162,560
Change in fair value of derivative	38,251	—	22,999	—
Research and development	(3,845)	(651)	(6,311)	(860)
Early termination expenses	(5,660)	—	(27,757)	—
Amortization of intangible assets	(19,470)	—	(22,439)	—
Total operating expenses	(195,841)	4,671	176,871	126,724
Operating income (loss)	(232,397)	(6,067)	137,307	116,008
Gain on investments	—	—	5,236	—
Loss on hedge instruments	—	—	(2,292)	—
Equity in net earnings of unconsolidated affiliate	49	—	1,308	—
Net loss from extinguishment of debt	—	—	—	(333)
Interest income	2,188	118	4,761	910
Interest expense	(1,369)	(2,840)	(2,625)	(6,600)
Other non-operating income	213	30	213	30
Income (loss) before income taxes	(231,316)	(8,759)	143,908	110,015
Income tax benefit (expense)	31,657	(203)	(6,394)	(278)
Net income (loss)	$(199,659)	$(8,962)	$137,514	$109,737
Series A preferred stock accretion to redemption value	—	(2,121)	—	(2,121)
Net income (loss) attributable to common stockholders	$(199,659)	$(11,083)	$137,514	$107,616

Net income (loss) per share of common stock - basic	$(0.72)	$(0.07)	$0.51	$0.66
Weighted average shares of common stock - basic	278,674,506	168,474,882	268,899,932	163,856,352

Net income (loss) per share of common stock - diluted	$(0.72)	$(0.07)	$0.50	$0.66
Weighted average shares of common stock - diluted	278,674,506	168,474,882	277,959,660	173,740,064
Supplemental information:
BTC production during the period, in whole BTC	2,058	2,926	4,869	5,121
Average BTC per day, in whole BTC	22.9	32.2	26.8	28.3
Total margin (total revenues less total cost of revenues)	$(36,556)	$(10,738)	$(39,564)	$(10,716)
Total margin excluding the impact of depreciation and amortization (2):
Mining (1)	50,640	26,537	$123,823	$44,292
Hosting services (1)	612	—	$2,416	$—
General and administrative expenses excluding stock-based compensation	(28,786)	(15,389)	$(50,184)	$(26,580)
Installed Hash Rate (Exahashes per second) - at end of period (1)	31.5	21.8	31.5	21.8
Energized Hash Rate (Exahashes per second) - at end of period (1)	31.5	17.7	31.5	17.7
Average Operational Hash Rate (Exahashes per second) (1)	24.0	12.1	21.2	12.1
Cost per Petahash per day (1)	$41.0	$50.4	$42.8	$51.7
Share of available miner rewards	3.7%	3.3%	3.2%	2.9%
Number of blocks won	457	414	825	635
Transaction fees as a percentage of total	10.5%	8.2%	8.8%	6.2%

Reconciliation to Adjusted EBITDA:
Net income (loss)	$(199,659)	$(8,962)	$137,514	$109,737
Exclude: Interest expense	1,369	2,840	2,625	6,600
Exclude: Income tax expense (benefit)	(31,657)	203	6,394	278
EBIT	(229,947)	(5,919)	146,533	116,615
Exclude: Depreciation and amortization	110,815	37,275	194,363	55,008
EBITDA	(119,132)	31,356	340,896	171,623
Exclude: Stock compensation expense	28,332	4,451	80,245	8,396
Exclude: Early termination expenses	5,660	—	27,757	—
Exclude: Gain on investments	—	—	(5,236)	—
Exclude: Net loss from extinguishment of debt	—	—	—	333
Adjusted EBITDA (2)	$(85,140)	$35,807	$443,662	$180,352

(1) Mining and hosting services margin excluding the impact of depreciation and amortization is calculated using revenues less cost of revenues, excluding depreciation and amortization, for mining and hosting services, respectively. The Company defines Energized Hash Rate as the total hash rate that could theoretically be generated if all mining rigs that have been operational / energized are currently in operation and running at 100% of the manufacturers’ specifications (includes mining servers that are offline for maintenance or similar reasons). The Company uses this metric as an indicator of progress in bringing rigs on-line. The Company defines Avg. Operational Hash Rate as the average hash rate that was actually generated during the period from all operational miners. The Company uses this metric as an indicator of its operational progress. The Company defines Installed Hash Rate as the sum of Energized Hash Rate and hash rate that has been installed but is not yet operational (e.g. mining rigs that have been installed, but are not yet energized and in operation). The Company uses this metric as an indicator of progress in deploying mining rigs at its production sites. Cost per Petahash per day is calculated using mining cost of revenues, excluding depreciation and amortization, divided by the Average Operational Hash Rate, excluding the Company’s share of the hash rate for the equity method investee. Hash rates are estimates based on the manufacturers’ specifications. All figures are estimates and rounded.

The Company believes that these metrics are useful as an indicator of potential BTC production. However, these metrics cannot be tied directly to any production level expected to be actually achieved as (a) there may be delays in the energization of Installed Hash Rate (b) the Company cannot predict when installed and energized rigs may be offline for any reason, including curtailment or machine failure and (c) the Company cannot predict Global Hash Rate (and therefore the Company’s share of the Global Hash Rate), which has significant impact on the Company’s ability to generate BTC in any given period.

(2) Non-GAAP Financial Measures In order to provide a more comprehensive understanding of the information used by our management team in financial and operational decision-making, we supplement our Condensed Consolidated Financial Statements that have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) with the non-GAAP financial measures of adjusted EBITDA and total margin excluding depreciation and amortization.

The Company defines adjusted EBITDA as (a) GAAP net income (loss) plus (b) adjustments to add back the impacts of (1) depreciation and amortization, (2) interest expense, (3) income tax expense (benefit) and (4) adjustments for non-cash and non-recurring items which currently include (i) stock compensation expense, (ii) early termination expenses, (iii) gain on investments and (iv) losses from extinguishment of debt. The Company defines total margin excluding depreciation and amortization as (a) GAAP total margin less (b) depreciation and amortization.

Management uses adjusted EBITDA and total margin excluding depreciation and amortization, along with the supplemental information provided herein, as a means of understanding, managing, and evaluating business performance and to help inform operating decision-making. The Company relies primarily on its Condensed Consolidated Financial Statements to understand, manage, and evaluate its financial performance and uses non-GAAP financial measures only supplementally.

We believe that adjusted EBITDA and total margin excluding depreciation and amortization are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. Adjusted EBITDA and total margin excluding depreciation and amortization may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.